AMENDMENT
To
Transfer Agency and Service Agreement
Between
Schroder Series Trust
And
DST Asset Manager Solutions, Inc.

This Amendment is made as of this 31st day of January, 2018, between Schroder Series Trust (the “Fund”) and DST Asset Manager Solutions, Inc. (f/k/a Boston Financial Data Services, Inc.) (the “Transfer Agent”). In accordance with Article 10 (Additional Funds) and Article 12 (Amendment) of the Transfer Agency and Service Agreement dated October 27, 1993, (the "Agreement"), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of January 31, 2018; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “January 31, 2018 Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this January 31, 2018 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this January 31, 2018 Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first above written.

SCHRODER SERIES TRUST		DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Lisa K. Whittaker	By:	/s/ George T. Costas
Name:	Lisa K. Whittaker	Name:	George T. Costas
Title:	VP & Assistant Secretary	Title:	Managing Director

As an Authorized Officer on behalf of each of its Funds indicated on Schedule A

SCHEDULE A

Schroder Series Trust

Effective Date: January 31, 2018

Schroder Core Bond Fund

Schroder Emerging Markets Small Cap Fund

Schroder Long Duration Investment Grade Bond Fund

Schroder Short Duration Bond Fund

Schroder Total Return Fixed Income Fund